Accountants' Consent


The Board of Director
Softcare EC.com Inc.


We consent to the use of our auditors' report dated December 2, 1999, except as to note 22(b) which is as of February 24, 2000, on the consolidated balance sheets of Softcare EC.com Inc. as at September 30, 1999 and December 31, 1998, and the consolidated statements of operations, shareholders' equity (deficit), and cash flows for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997 included in the registration statement on Amendment No. 1 Form 20-F filed with the Securities and Exchange Commission on May 1, 2000.



KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada
May 1, 2000